Exhibit 10.2

KEY ENERGY SERVICES, INC.

2016 EQUITY AND CASH INCENTIVE PLAN

TIME-VESTED RESTRICTED STOCK UNIT AWARD AGREEMENT

THIS TIME-VESTED RESTRICTED STOCK UNIT AWARD AGREEMENT, including the Appendix attached hereto (this “Agreement”), dated as of [•] (the “Date of Grant”), is made by and between Key Energy Services, Inc., a Delaware corporation (the “Company”), and [•] (the “Participant”).

R E C I T A L S:

WHEREAS, Awards of Time-Vested Restricted Stock Units (“Time-Vested Restricted Stock Units”) may be granted pursuant to the Key Energy Services, Inc. 2016 Equity and Cash Incentive Plan (the “Plan”);

[WHEREAS, in [December 2016] [January 2017] the Participant received equity awards pursuant to a Performance-based/Time-vested Option Award Agreement and a Performance-based/Time-vested Restricted Stock Unit Agreement (together, the “Prior Awards”);

WHEREAS, the Company has determined that the first tranche of the Prior Awards that is scheduled to vest during [December 2017] [and January 2018] shall be allowed to vest, if at all, pursuant to the terms and conditions of the original award agreements (the “December Vesting Awards”);

WHEREAS, the Company has determined that the Participant be given an election to continue to hold the Prior Awards that do not become vested with the December Vesting Awards, or to forfeit all rights to the Prior Awards other than the December Vesting Awards and receive this new award of Time-Vested Restricted Stock Units;

WHEREAS, the Participant has elected to forfeit all rights pursuant to the Prior Awards other than the December Vesting Awards and to receive the Time-Vested Restricted Stock Units granted pursuant to this Agreement (the “Participant Election”);

WHEREAS, by making the Participant Election the Participant has agreed that the vesting and settlement of the December Vesting Awards was in full satisfaction of the Prior Awards;]

WHEREAS, the Administrator has determined that it is in the best interests of the Company and its stockholders to grant the Time-Vested Restricted Stock Units (the “Restricted Stock Unit Award”) provided for herein pursuant to the terms of the Plan and subject to the further terms and conditions set forth herein; and

WHEREAS, the Participant desires to accept the Restricted Stock Unit Award made pursuant to this Agreement and agrees to abide by the restrictions that accompany this Agreement, including those set forth in Appendix A hereto.

NOW, THEREFORE, in consideration of the [Participant Election][services rendered by the Participant] and the mutual covenants hereinafter set forth, the parties hereto agree as follows:

1.	Grant of Restricted Stock Units. The Company hereby grants to the Participant the Restricted Stock Unit Award consisting of [•] Restricted Stock Units.

2.	Incorporation by Reference. The provisions of the Plan are incorporated herein by reference. Except as otherwise expressly set forth herein, this Agreement shall be construed in accordance with the provisions of the Plan and any capitalized terms not otherwise defined in this Agreement shall have the definitions set forth in the Plan. The Administrator shall have the authority to interpret and construe the Plan and this Agreement and to make any and all determinations thereunder, and its decision shall be binding and conclusive upon the Participant and his or her legal representative in respect of any questions arising under the Plan or this Agreement.

3.	Vesting of Restricted Stock Units. The Restricted Stock Units are restricted in that they are forfeitable and may not be sold, transferred or otherwise alienated or hypothecated (the “Restrictions”) until the Restricted Stock Units become vested and shares of Common Stock are delivered pursuant to Section 4 following removal or expiration of the Restrictions. Subject to (i) the Participant’s Continuous Service through the applicable Vesting Date (as defined below) and (ii) compliance with the terms and conditions of this Agreement (including without limitation, the restrictive covenants set forth in Appendix A), the Restrictions will expire and the Restricted Stock Units will become nonforfeitable and vested as to one-third (1/3) of the Restricted Stock Units on each anniversary of the Date of Grant (each, a “Vesting Date”).

4.	Settlement.

(a)	Amount. The Company will deliver one share of Common Stock for each vested Restricted Stock Unit, less any withholding (as permitted pursuant to the Plan and Section 7 hereof). The value of any fractional Restricted Stock Unit shall be rounded down at the time shares of Common Stock are issued. No fractional shares of Common Stock, nor the cash value of any fractional shares of Common Stock, will be issuable or payable pursuant to this Agreement. The value of shares of Common Stock shall not bear any interest owing to the passage of time. Neither this Section 4 nor any action taken in accordance with this Section 4 shall be construed to create a trust or a funded or secured obligation of any kind.

(b)	Timing. Delivery in respect of the vested Restricted Stock Units will be made as soon as administratively practicable following the Vesting Date, but in no event more than sixty 60 days following the Vesting Date. Such delivery shall be subject to the Participant’s continued compliance with the restrictive covenants set forth in Appendix A.

5.	Termination of Continuous Service. Subject to Section 6(b), or as may otherwise be determined by the Board in its discretion, all unvested Restricted Stock Units shall be forfeited upon termination of the Participant’s Continuous Service for any reason.

6.	Change of Control.

(a)	Notwithstanding Section 3, the Board may, in its sole discretion, accelerate the vesting of the Restricted Stock Units in connection with a Change of Control (as defined below).

(b)	Notwithstanding anything to the contrary in this Agreement, if the Participant’s Continuous Service is terminated (i) by the Company other than due to a Termination for Cause (as defined below) or (ii) by the Participant due to a Termination for Good Reason (as defined below), in each case within twelve (12) months following a Change of Control, (A) all unvested Restricted Stock Units shall vest and be settled in accordance with Section 4.

(c)	“Change of Control” means:

(i)	the consummation of a merger, consolidation, statutory share exchange or similar form of corporate transaction or event (a “Business Combination”) involving the Company, which results in: (A) the holders of the Company’s voting securities immediately prior to the Business Combination no longer holding at least 60% of the total voting power of (x) the entity resulting from such Business Combination (the “Surviving Entity”) or (y) if applicable, the parent company that directly or indirectly has beneficial ownership of at least 95% of the voting power and (B) Platinum Equity Advisors, LLC and its affiliates no longer holding the ability to elect, directly or indirectly, (x) a majority of the members and (y) members holding a majority of the voting power, in each case, of the board of directors of the parent (or, if there is no parent, the Surviving Entity);

(ii)	the consummation of a sale of all or substantially all of the Company’s assets (other than to an affiliate of Platinum Equity Advisors, LLC); or

(iii)	the stockholders of the Company approve a plan of complete dissolution or liquidation of the Company.

Notwithstanding the foregoing, a “Change of Control” shall not include any Chapter 11 bankruptcy proceeding except as otherwise provided in the joint prepackaged plan of reorganization of the Company and its debtor affiliates filed on October 24, 2016 (the “Bankruptcy Plan”) and any supplement to the Bankruptcy Plan incorporated prior to confirmation of the Bankruptcy Plan; and provided, further, none of (a) the facts or circumstances giving rise to the commencement of, or occurring in connection with, any case filed for the Company or its debtor affiliates under Chapter 11 of the bankruptcy code, (b) the issuance of shares of common stock of the Company reorganized pursuant to the Bankruptcy Plan, or (c) implementation or consummation of any other transaction pursuant to the Bankruptcy Plan shall constitute a “Change of Control.”

(d)	“Termination for Cause” means termination of the Participant’s employment by the Company (or any of its subsidiaries) by reason of the Participant’s (i) gross negligence in the performance of his or her duties, (ii) willful failure to perform his or her duties (other than such failure resulting from the Participant’s incapacity due to physical or mental illness) that the Participant fails to remedy to the reasonable satisfaction of the Company within thirty (30) days after written notice is delivered by the Company to the Participant that sets forth the basis of the Participant’s failure to perform his or her duties, (iii) willful engagement in conduct which is, or can reasonably be expected to be, materially injurious to the Company or its subsidiaries (monetarily or otherwise) or (iv) conviction of, or plea of guilty or no contest to, a misdemeanor involving moral turpitude or any felony.

(e)	“Termination for Good Reason” means a resignation of employment with the Company (or its subsidiaries) following the occurrence of any of the following:

(i)	a material diminution in the Participant’s base salary (except in conjunction with an across-the-board base salary reduction that affects similarly situated employees of the Company), authority, duties or responsibilities from those in effect immediately prior to the date a Change of Control occurs;

(ii)	a move of more than fifty (50) miles in the geographic location at which the Participant must perform services from the location at which the Participant was required to perform services immediately prior to the date a Change of Control occurs; or

(iii)	any other action or inaction by the Company that constitutes a material breach of the Plan or this Agreement within one (1) year following a Change of Control.

In order for a resignation to be considered a Termination for Good Reason under this Agreement, (w) the event giving rise to Good Reason must have occurred without the Participant’s consent, (x) the Participant must provide notice to the Company of the existence of one of the above events within thirty (30) days of the initial existence of such condition, (y) the Company must be provided thirty (30) days from the date of the Participant’s notice to remedy that condition (the “Cure Period”), and (z) the condition must not have been remedied by the Company during the Cure Period.

7.	Tax Withholding. The Company shall have the right to withhold from any delivery of Common Stock due under the Plan and this Agreement in accordance with and pursuant to Section 10.6 of the Plan.

8.	No Rights as Stockholder. The Participant shall have no rights as a stockholder with respect to the shares of Common Stock underlying the Restricted Stock Units, nor shall the Participant have any rights to Dividend Equivalents with respect to the Restricted Stock Units, unless and until the Participant has become the record holder of such shares.

9.	Restrictive Covenants. The provisions of the attached Appendix A, which are deemed to be part of this Agreement as if fully set forth herein, shall apply to the Participant. By accepting this Agreement, the Participant agrees to be bound by, and promises to abide by, such provisions. The Participant further acknowledges and agrees that the restrictive covenants contained in Appendix A are reasonable and enforceable in all respects.

10.	Detrimental Activity.

(a)	Upon delivery of Common Stock in respect of vested Restricted Stock Units, the Participant shall certify in a manner acceptable to the Company that the Participant has not engaged in any Detrimental Activity (as defined below).

(b)	The Administrator may cancel, rescind, suspend, withhold or otherwise limit or restrict this Restricted Stock Unit Award, in whole or in part, at any time if the Participant engages in any Detrimental Activity.

(c)	In the event a Participant engages in Detrimental Activity after delivery of Common Stock in respect of vested Restricted Stock Units and during any period for which any restrictive covenant prohibiting such activity is applicable to the Participant, such delivery may be rescinded within one (1) year after the Participant engages in such Detrimental Activity. In the event of any such rescission, the Participant shall pay to the Company the amount of any gain realized or payment received as a result of the delivery, in such manner and on such terms and conditions as may be required by the Company. The Company shall be entitled to set-off against the amount of any such gain any amount owed to the Participant by the Company, subject to compliance with Section 409A of the Code, if applicable.

(d)	“Detrimental Activity” means (i) any violation of the terms of any written agreement (including this Agreement, an Award Agreement, employment agreement or other agreement) with the Company or any of its Affiliates relating to covenants with respect to non-disclosure, confidentiality, intellectual property, work product, inventions assignment, privacy, exclusivity, non-competition, non-solicitation or non-disparagement; (ii) breach of the Company’s Code of Business Conduct; (iii) activity that is discovered to be grounds for or results in the Participant’s Termination for Cause; (iv) the conviction of, or guilty plea entered by, the Participant for any felony or a crime involving moral turpitude whether or not connected with the Company or its Affiliates; or (v) the commission of any other act involving willful malfeasance or material fiduciary breach with respect to the Company or any of its Affiliates.

11.	Compliance with Laws, Regulations and Company Policies. The grant and payment of the Restricted Stock Units shall be subject to compliance by the Company and the Participant with all applicable requirements of state and federal laws and regulatory agencies and with all applicable requirements of any stock exchange on which the Common Stock may be listed at the time of such issuance or transfer, if applicable. This Restricted Stock Unit Award shall also be subject to any applicable clawback or recoupment policies, share trading and stock ownership policies of the Company, and other policies that may be implemented by the Board from time to time.

12.	Section 409A. Any amounts payable with respect to the Restricted Stock Units are intended to be exempt from Section 409A of the Code in reliance on the short-term deferral exemption set forth in the final regulations issued thereunder. If any amounts payable with respect to the Restricted Stock Units are determined to be subject to Section 409A of the Code, such payments may only be made under this Agreement upon an event and in a manner permitted by Section 409A of the Code. All payments to be made upon a termination of employment may only be made upon a “separation from service” under Section 409A of the Code. For purposes of Section 409A of the Code, each payment shall be treated as a separate payment. In no event may the Participant, directly or indirectly, designate the calendar year in which the payments under this Agreement will be made. Notwithstanding anything in this Agreement to the contrary, if the Participant is a “specified employee” as defined by Section 409A of the Code, then if and to the extent required by Section 409A of the Code, any payment with respect to the Restricted Stock Units upon a separation from service will not be made before the date that is six (6) months after the Participant separates from service or such earlier date permitted by Section 409A of the Code.

13.	No Right to Continuous Service. Nothing herein alters the at-will nature of the Participant’s employment with the Company or any of its subsidiaries. Nothing in this Agreement shall be deemed by implication or otherwise to impose any limitation on any right of the Company or any of its Affiliates to terminate the Participant’s Continuous Service at any time.

14.	Notices. All notices, demands and other communications provided for or permitted hereunder shall be made in writing and shall be by registered or certified first class mail, return receipt requested, facsimile transmission, courier service or personal delivery:

If to the Company:

Key Energy Services, Inc.

1301 McKinney Street, Suite 1800

Houston, Texas 77010

Facsimile: 713-651-4559

Attention: General Counsel

If to the Participant:

At the address on file with the Company

All such notices, demands and other communications shall be deemed to have been duly given when delivered by hand, if personally delivered; when delivered by courier, if delivered by commercial courier service; five (5) business days after being deposited in the mail, postage prepaid, if mailed; and when receipt is mechanically acknowledged, if telecopied.

15.	Bound by Plan. By accepting this Agreement, the Participant acknowledges that he or she has received a copy of the Plan and has had an opportunity to review the Plan and agrees to be bound by all of the terms and provisions of the Plan.

16.	Beneficiary. The Participant may file with the Administrator a written designation of a beneficiary on such form as may be prescribed by the Administrator and may, from time to time, amend or revoke such designation. If no designated beneficiary survives the Participant, the legal representative of the Participant’s estate shall be deemed to be the Participant’s beneficiary.

17.	Successors. The terms of this Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns, and on the Participant and the Participant’s executors, administrators, heirs, and successors.

18.	Amendment of Restricted Stock Unit Award. Subject to Section 19 of this Agreement and subject to the terms of the Plan, the Administrator at any time and from time to time may amend the terms of this Restricted Stock Unit Award; provided, however, that the Participant’s rights under this Restricted Stock Unit Award shall not be impaired by any such amendment unless the Company requests the Participant’s consent and the Participant consents in writing, or except as otherwise permitted under the Plan.

19.	Adjustment Upon Changes in Capitalization. The shares of Common Stock underlying the Restricted Stock Units may be adjusted as provided in the Plan including, without limitation, Section 11 of the Plan. The Participant, by accepting this Agreement, irrevocably and unconditionally consents and agrees to any such adjustments as may be made at any time hereafter.

20.	Governing Law and Venue. The provisions of this Agreement shall be construed and enforced in accordance with the laws and decisions of the State of Delaware, without regard to such state’s conflict of law principles. Any dispute or conflict between the parties shall be brought in a state or federal court located in Wilmington, Delaware. The parties hereto submit to jurisdiction and venue in Wilmington, Delaware and all objections to such venue and jurisdiction are hereby waived.

21.	Severability. If any provision of this Agreement or any part of any provision of this Agreement is determined to be unenforceable for any reason whatsoever, it shall be severable from the rest of the Agreement and shall not invalidate or affect the other portions or parts of this Agreement, which shall remain in full force and effect. Furthermore, each covenant contained in this Agreement shall stand independently and be enforceable without regard to any other covenants or to any other provisions of this Agreement.

22.	Waiver. The waiver by the Company of a breach of any provision contained in this Agreement shall not operate or be construed as a waiver of any subsequent breach or as a waiver of any other provisions of this Agreement.

23.	Headings. The headings of the Sections hereof are provided for convenience only and are not to serve as a basis for interpretation or construction, and shall not constitute a part of this Agreement.

24.	Counterparts. This Agreement may be executed in one or more counterparts, each of which shall constitute an original and all of which together shall constitute one instrument. Delivery of an executed counterpart of this Agreement by facsimile or portable document format (.pdf) attachment to electronic mail shall be effective as delivery of a manually executed counterpart of this Agreement.

25.	No Liability for Good Faith Determinations. The Company and the members of the Board shall not be liable for any act, omission or determination taken or made in good faith with respect to this Agreement or the Time-Vested Restricted Stock Units granted hereunder.

26.	Consent to Electronic Delivery; Electronic Signature. In lieu of receiving documents in paper format, the Participant agrees, to the fullest extent permitted by law, to accept electronic delivery of any documents that the Company may be required to deliver (including, but not limited to, prospectuses, prospectus supplements, grant or award notifications and agreements, account statements, annual and quarterly reports and all other forms of communications) in connection with this and any other award made or offered by the Company. Electronic delivery may be via a Company electronic mail system or by reference to a location on a Company intranet to which the Participant has access. The Participant hereby consents to any and all procedures the Company has established or may establish for an electronic signature system for delivery and acceptance of any such documents that the Company may be required to deliver, and agrees that his or her electronic signature is the same as, and shall have the same force and effect as, his or her manual signature.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused its duly authorized officer to execute this Agreement effective as of the Date of Grant set forth above.

KEY ENERGY SERVICES, INC.

By:	/s/ Scott P. Miller
Name:	Scott P. Miller
Title:	Senior Vice President, Operations Services and Chief Administrative Officer

The Participant (a) acknowledges receipt of the Plan incorporated herein, (b) confirms that the prospectus for the Plan has been made available to the Participant, (c) acknowledges that he or she has read this Agreement, the Plan and the Plan prospectus and understands the terms and conditions of them, (d) accepts the Restricted Stock Unit Award, (e) agrees to be bound by, and comply with, the terms of the Plan and this Agreement, including the restrictive covenants contained in Appendix A, and (f) agrees that all decisions and determinations of the Administrator with respect to the Restricted Stock Unit Award shall be final and binding on the Participant and any other person having or claiming an interest under the Restricted Stock Unit Award.

The Participant named below hereby accepts the terms of this Agreement and the Plan.

[NAME]

[ADDRESS]

EMPLOYEE ID NUMBER: [●]

Signature Page

APPENDIX A

PROTECTION OF INFORMATION; NON-COMPETITION; NON-SOLICITATION

1. Non-Disclosure of Confidential Information. In the course of the Participant’s employment with the Company or any of the Company’s direct or indirect subsidiaries (collectively, “subsidiaries” or each a “subsidiary”), and the performance of the Participant’s duties on behalf of the Company or any of its subsidiaries, the Participant will be provided with, and will have access to Confidential Information (as defined below). In consideration, and as a condition, of the Participant’s receipt of and access to Confidential Information, and as a condition of the Company’s entry into this Agreement, the Participant, both during the course of the Participant’s employment with the Company or any of its subsidiaries and thereafter, shall not disclose any Confidential Information to any person or entity and shall not use any Confidential Information except for the benefit of the Company or its subsidiaries or with the express written consent of the Chief Executive Officer or the General Counsel of the Company. The Participant shall follow all Company policies and protocols regarding the security of all documents and other material containing Confidential Information (regardless of the medium on which such Confidential Information is stored). This Section 1 shall apply to all Confidential Information, whether known or later to become known to the Participant during the period that the Participant is employed or affiliated with the Company or any of its subsidiaries.

2. Permitted Disclosures. Notwithstanding the foregoing, or any other provision of this Agreement or the Plan:

a.	the Participant shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is: (i) made (A) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, and (B) solely for the purpose of reporting or investigating a suspected violation of law; (ii) made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; or (iii) protected under the whistleblower provisions of applicable law;

b.	in the event the Participant files a lawsuit for retaliation by the Company or any of its subsidiaries for the Participant’s reporting of a suspected violation of law, the Participant may (i) disclose a trade secret to the Participant’s attorney and (ii) use the trade secret information in the court proceeding related to such lawsuit, in each case, if the Participant (A) files any document containing such trade secret under seal; and (B) does not otherwise disclose such trade secret, except pursuant to court order; and

c.	nothing shall prevent the Participant from lawfully, and without obtaining prior authorization from the Company or any of its subsidiaries, (i) initiating communications directly with, cooperating with, providing information to, causing information to be provided to, or otherwise assisting in an investigation by the U.S. Securities and Exchange Commission (the “SEC”) or any other governmental or regulatory agency, entity, or official(s) (collectively, “Governmental Authorities”) regarding a possible violation of any law; (ii) responding to any inquiry or legal process directed to an employee individually from any Governmental Authority; (iii) testifying, participating or

i

otherwise assisting in an action or proceeding by any Governmental Authorities relating to a possible violation of law, including providing documents or other confidential information to Governmental Authorities; or (iv) receiving an award for information provided to the SEC or any other Governmental Authority. Neither the Plan nor this Agreement (nor any other agreement between the Participant and the Company or a subsidiary of the Company) shall be construed or applied to require the Participant to obtain prior authorization from the Company or any of its subsidiaries before engaging in any of the foregoing conduct referenced in this Section 2, or to notify the Company or any of its subsidiaries of having engaged in any such conduct.

3. Definition of Confidential Information. As used herein, “Confidential Information” means all non-public or proprietary information of, or related to, the Company or any of its subsidiaries, including, without limitation, all designs, ideas, concepts, improvements, product developments, discoveries and inventions, whether patentable or not, that (i) are acquired by or disclosed to the Participant during the period that the Participant is or has been employed or affiliated with the Company or any of its subsidiaries (whether acquired or disclosed during business hours or otherwise and whether acquired or disclosed on the Company’s premises or otherwise) or (ii) relate to the businesses or properties, products or services of the Company or any of its subsidiaries (including all such information relating to technical information, including engineering and scientific research, development, methodology, devices and processes; formulas and chemical compositions; blueprints, designs and drawings; financial information, budgets, projections and results; business and marketing plans, strategies, and programs; employee and contractor lists and records; business methods, and operating and production procedures; pricing, sales data, prospect and customer lists and information; supplier and vendor lists and information; terms of commercial contracts, as well as all such information relating to corporate opportunities, operations, future plans, methods of doing business, business plans, strategies for developing business and market share, research, financial and sales data, pricing terms, evaluations, opinions, interpretations, acquisition prospects, the identity of customers or acquisition targets or their requirements, the identity of key contacts within customers’ organizations or within the organization of acquisition prospects, or marketing and merchandising techniques, prospective names and marks). Moreover, all documents, presentations, drawings, memoranda, notes, records, files, correspondence, manuals, models, specifications, computer programs, e-mail, voice mail, electronic databases, maps, data, models and all other writings or materials of any type including or embodying any Confidential Information shall be the sole and exclusive property of the Company or any of its subsidiaries and is subject to the same restrictions on disclosure applicable to all Confidential Information as set forth above. Confidential Information does not include any information that is or becomes generally available to the public other than as a result of a disclosure or wrongful act of the Participant or any of the Participant’s agents.

4. Non-Competition; Non-Solicitation.

a.

In granting the Restricted Stock Unit Award to the Participant, the Company provides the Participant a further incentive to build the Company’s goodwill and links the Participant’s interests to the Company’s long-term business interests. As an inducement for the Company to grant the Restricted Stock Unit Award and enter into this Agreement, and in order to protect the Confidential Information, and the Company’s and its

subsidiaries goodwill, the Participant voluntarily agrees to the covenants set forth in this Section 4(a). The Participant agrees and acknowledges that the limitations and restrictions set forth herein, including the geographical and temporal restrictions on certain activities, are reasonable in all respects and not oppressive and are material and substantial part of the Company’s willingness to enter into this Agreement, and are intended and necessary to protect the Company’s and its subsidiaries’ Confidential Information, goodwill, and substantial and legitimate business interests.

b.	The Participant agrees that during the Prohibited Period, the Participant shall not, without prior written approval of the Company, directly or indirectly, for the Participant, or on behalf of or in conjunction with any other person or entity of whatever nature:

i.	engage in or carry on within the Market Area in competition with the Company or any of its subsidiaries in any aspect of the Business, which prohibition shall prevent the Participant from directly or indirectly: (A) owning, managing, operating, becoming an officer or director of any person or entity engaged in, or planning to engage in, the Business in the Market Area in competition, or anticipated competition, with the Company or any of its subsidiaries, or (B) in the Market Area, joining, becoming employee or consultant of, or otherwise being affiliated with any person or entity engaged in, or planning to engage in, the Business in the Market Area in competition, or anticipated competition, with the Company or any of its subsidiaries (in each case, with respect to this clause (B), in any capacity in which the Participant’s duties are the same or similar to those performed for the Company or any of its subsidiaries);

ii.	appropriate any Business Opportunity of, or relating to, the Company or any of its subsidiaries located in the Market Area;

iii.	within the Market Area, solicit, canvass, approach, encourage, entice or induce any customer or supplier of the Company or any of its subsidiaries with whom or which the Participant had contact in the last 24 months of his or her employment with the Company or its subsidiaries or about whom or which the Participant obtained Confidential Information to cease or lessen such customer’s or supplier’s business with the Company or any of its subsidiaries in the Business; or

iv.	solicit, canvass, approach, encourage, entice or induce any employee or contractor of the Company or any of its subsidiaries to terminate his, her or its employment or engagement therewith, excluding general advertisements and solicitations not targeted at the employees or contractors of the Company or its subsidiaries.

v.

Notwithstanding the above-referenced limitations in Sections 4(b)(i), 4(b)(ii) and 4(b)(iii), such limitations shall not apply following the termination of the Participant’s employment with the Company and (as applicable) any of its subsidiaries in those portions of the Market Area located within the State of Oklahoma. Instead, the Participant agrees that, during the portion of the Prohibited Period that occurs after the Participant is no longer employed by the Company or any of its subsidiaries, the restrictions on the Participant’s activities within those portions of the Market Area located within the State of Oklahoma (in addition to those restrictions set forth in Sections 1 and 4(b)(iv) herein) shall be as follows: the Participant will not directly or indirectly solicit the sale of goods, services, or a combination of goods and services from the established customers of the Company or of any of its subsidiaries.

c.	For purposes of this Section 4, the following terms shall have the following meanings:

i.	“Business” means the business and operations that are the same or similar to those performed by the Company or any of its subsidiaries and for which the Participant obtained Confidential Information or had direct or indirect responsibilities during the period of the Participant’s employment with the Company or any of its subsidiaries, which business and operations include (if Participant obtained Confidential Information or had direct or indirect responsibilities with respect to such business and operations on behalf of the Company or any of its subsidiaries during the period of his or her employment): rig-based and coiled tubing-based well maintenance and workover services, well completion and recompletion services, fluid management services, and fishing and rental services.

ii.	“Business Opportunity” shall mean any commercial, investment or other business opportunity relating to the Business.

iii.	“Market Area” means: (a) each county in which the Participant was based or performed material services on behalf of the Company or any of its subsidiaries; and (b) each of the following basins and oil and gas shale plays: Bakken, Barnett, Denver-Julesberg, Eagle Ford, Fayetteville, Granite Wash, Haynesville, Marcellus, Mississippi Lime, Niobrara, Permian, Powder River, SCOOP, STACK, Tuscaloosa, Williston, and Woodford; provided, however, a basin or play shall not be included within the Market Area if: (1) the Participant had no direct or indirect responsibilities with respect to such basin or play during the last 24 months of the Participant’s employment or engagement with the Company or any of its subsidiaries, or (2) the Participant obtained no Confidential Information with respect the Company’s or any of its subsidiaries’ Business in such basin or play.

iv.	“Prohibited Period” shall mean the period during which the Participant is employed by the Company or any of its subsidiaries and continuing for a period of twelve (12) months following the date that the Participant is no longer employed by the Company or any of its subsidiaries.

5. Return of Confidential Information. Upon the termination of the Participant’s employment with the Company or any of its subsidiaries, and at any other time upon request of the Company, the Participant shall promptly surrender and deliver to the Company all documents (including electronically stored information) and all copies thereof and all other materials of any nature containing or pertaining to all Confidential Information (including any Company-issued computer, mobile devise or other equipment) in the Participant’s possession, custody or control and the Participant shall not retain any such document or other materials or property.

6. Specific Performance. Because of the difficulty of measuring economic losses to the Company and its subsidiaries as a result of a breach of the foregoing covenants, and because of the immediate and irreparable damage that would be caused to the Company and its subsidiaries for which it would have no other adequate remedy, the Participant agrees that the Company and each of its subsidiaries shall be entitled to enforce the foregoing covenants, in the event of a breach, by injunctions and restraining orders and that such enforcement shall not be the Company’s or its subsidiaries’ exclusive remedy for a breach but instead shall be in addition to all other rights and remedies available to the Company and its subsidiaries, at law and equity.

7. Severability. The covenants in this Appendix A to the Agreement are severable and separate, and the unenforceability of any specific covenant (or any portion thereof) shall not affect the provisions of any other covenant (or portion thereof). Moreover, in the event any arbitrator or court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth are unreasonable, then it is the intention of the Participant and the Company that such restrictions be enforced to the fullest extent which the arbitrator deems reasonable and this Agreement shall thereby be reformed.

8. Third-Party Beneficiaries. Each of the Company’s subsidiaries that is not a signatory hereto shall be a third-party beneficiary of the Participant’s representations, covenants and obligations set forth in this Appendix A and shall be entitled to enforce such representations, covenants and obligations as if a party hereto.

v